As filed with the Securities and Exchange Commission on November 17, 2005

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Granite City Food & Brewery Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1883639
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

5402 Parkdale Drive, Suite 101
Minneapolis, Minnesota 55416
(952) 215-0660

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel H. Bauer	Copies to:
Chief Financial Officer	Avron L. Gordon, Esq.
Granite City Food & Brewery Ltd.	Brett D. Anderson, Esq.
5402 Parkdale Drive, Suite 101	Briggs and Morgan, P.A.
Minneapolis, Minnesota 55416	2200 IDS Center
(952) 215-0660	Minneapolis, Minnesota 55402
(Name, address, including zip code, and telephone number,	(612) 977-8400 (phone)
including area code, of agent for service)	(612) 977-8650 (fax)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock (par value $0.01 per share)	1,386,042	$ 5.27	$ 7,304,441.34	$ 859.73

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act and based upon the average of the high and low sale prices for one share of common stock on November 11, 2005, as reported by the NASDAQ Capital Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2005

Prospectus

1,386,042 Shares

Granite City Food & Brewery Ltd.

Common Stock

The shareholders identified on pages 10 through 12 are offering and selling 1,386,042 shares of our common stock under this prospectus.  Certain of such shares are issuable upon the exercise of warrants.  We will not receive any part of the proceeds from this offering, other than the exercise price of the warrants held by the selling shareholders, if any, if and when such warrants are exercised, assuming the exercise price of such warrants is paid in cash.

Our common stock is listed on the NASDAQ Capital Market under the symbol “GCFB.”  On November 11, 2005, the closing sale price of our common stock was $5.24 per share.

Investing in our securities involves a high degree of risk.  You should review Risk Factors beginning on page 4 for information that you should consider carefully before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2005.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act.  Accordingly, we file reports, proxy statements and other information with the SEC.  You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act.  This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC.  For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC.  The information incorporated by reference is considered to be part of this registration statement.  Information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

•                                          Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 28, 2004;

•                                          Quarterly Reports on Form 10-QSB for the quarterly periods ended March 29, 2005, June 28, 2005, and September 27, 2005;

•                                          Current Reports on Form 8-K filed on December 29, 2004, February 24, 2005, March 21, 2005, June 16, 2005, August 19, 2005, September 7, 2005, and October 21, 2005; and

•                                          Description of our units (each consisting of one share of common stock and one redeemable Class A Warrant to purchase one share of common stock), our common stock and our Class A Warrants contained in our Registration Statement on Form 8-A/A (File No. 000-29643) filed on March 19, 2001, as the same may be amended from time to time.

We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents.  Please direct written requests to Monica A. Underwood, Corporate Controller, 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416.  Please direct telephone requests to Ms. Underwood at (952) 215-0660.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information that may be important to you.  You should read this entire document carefully, including the other information to which we refer you, before you decide to invest.

Granite City Food & Brewery

We operate eleven casual dining restaurants featuring made-from-scratch food and on-premises breweries under the name Granite City Food & Brewery®.  The location of each restaurant and the month and year of its opening appear in the following chart:

Unit	Location	Opened
1	St. Cloud, Minnesota	Jun-99
2	Sioux Falls, South Dakota	Dec-00
3	Fargo, North Dakota	Nov-01
4	Des Moines, Iowa	Sep-03
5	Cedar Rapids, Iowa	Nov-03
6	Davenport, Iowa	Jan-04
7	Lincoln, Nebraska	May-04
8	Minneapolis (Maple Grove, Minnesota)	Jun-04
9	Wichita, Kansas	Jul-05
10	St. Paul (Eagan, Minnesota)	Sep-05
11	Kansas City (Zona Rosa, Missouri)	Nov-05

We developed the foregoing restaurants using proceeds from the sale of our securities, building and equipment leases, debt financing and cash flow from operations.  We built units 4-9 and 11 based upon the prototype we developed in early 2003.  Unit 10, our St. Paul (Eagan) restaurant, was a conversion of an existing restaurant.  With the exception of units 1-3, we developed all of our units under our multi-site development agreement with a commercial developer that provides us with assistance in site selection, construction management and financing for new restaurants.  Under this agreement, we lease each new restaurant from our developer.

In June 2005, we began operating our worthouse which facilitates the initial stage of our brewing process – the production of non-alcoholic wort – using our brewing process called Fermentus Interruptus™.  We believe that Fermentus Interruptus and the use of a centrally located worthouse improves the economics of microbrewing as it eliminates the initial stages of brewing and storage at multiple locations, thereby reducing equipment and development costs at new restaurant locations.  Additionally, having a common starting point for the production of wort creates consistency of taste for our product from unit to unit.  The wort produced at our worthouse is transported via truck to the fermentation vessels at each of our restaurants where the brewing process is completed.  We believe that our current worthouse has the capacity to service 30 to 35 restaurant locations.

We maintain a website at www.gcfb.net.  We make available on our website, free of charge, our annual, quarterly and current reports, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.  The information contained on our website is not a part of this prospectus.

We were incorporated on June 26, 1997, as a Minnesota corporation.  Our executive offices are located at 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416, and our telephone number is (952) 215-0660.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks, including those described below.  You should consider carefully these risk factors, the other information included in this prospectus and the other information to which we refer you, before you decide to invest.

Risks Related to our Business

We cannot predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow.  Our operating experience has not been long enough for us to know whether we can achieve and sustain profitable operations and positive cash flow.  Our operating results can be affected by changes in guest tastes, the popularity of handcrafted beers, economic conditions in our markets, and the level of competition in our markets.

We may not be able to achieve and manage planned expansion.  We face many business risks associated with our proposed growth, including the risk that our existing management, information systems and financial controls will be inadequate to support our planned expansion.  We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and these systems and controls.  If we fail to continue to improve management, information systems and financial controls, or if we encounter unexpected difficulties during expansion, our business, financial condition, operating results and cash flows could be materially adversely affected.

We may be unable to recruit, motivate and retain qualified employees.  Our success depends, in part, upon our ability to attract, motivate and retain a sufficient number of qualified employees, including trained brewing personnel, restaurant managers, kitchen staff and wait staff, to keep pace with our expansion schedule.  Qualified individuals needed to fill these positions could be in short supply in one or more of our markets.  Our inability to recruit, motivate and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows.  Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees, which could result in higher labor costs.

The loss of key personnel could adversely affect our business.  Our success depends to a significant extent on the performance and continued service of members of our senior management such as our Chief Executive Officer Steve Wagenheim and our Chief Operating Officer Tim Cary and certain other key employees.  Competition for employees with such specialized training and deep backgrounds in the restaurant industry is intense and we cannot assure you that we will be successful in retaining such personnel.  In addition, we cannot assure you that employees will not leave or compete against us.  If the services of any members of management become unavailable for any reason, it could adversely affect our business and prospects.

We may be unable to successfully compete with other restaurants in our markets.  The restaurant industry is intensely competitive.  There are many well-established competitors with greater financial, marketing, personnel and other resources than ours, and many of such competitors are well established in the markets where we have restaurants, or in which we intend to establish restaurants.  Additionally, other companies may develop restaurants with similar concepts in our markets.  Any inability to successfully compete with restaurants in our markets could prevent us from increasing or sustaining our revenues and result in a material adverse effect on our business, financial condition, results of operations or cash flows.  We may also need to make changes to our established concept in order to compete with new and developing restaurant concepts that become popular within our markets.  We cannot assure you that we will be successful in implementing such changes or that these changes will not reduce our profitability.

Changes in consumer preferences or discretionary consumer spending could negatively impact our results.  Our operating results may be affected by changes in guest tastes, the popularity of handcrafted beers, general economic and political conditions and the level of competition in our markets.  Our continued success depends, in part, upon the popularity of micro-brewed beers and casual, broad menu restaurants.  Shifts in consumer preferences away from these beers and this dining style could materially adversely affect our future profitability.  Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income and consumer confidence.  In a weak economy, our customers may reduce their level of discretionary spending which could impact the frequency with which our customers choose to dine out or the amount they spend when they do dine out, thereby reducing our revenues.  Adverse economic conditions and changes in consumer preferences could reduce guest traffic or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, operating results and cash flows.

Our business could be materially adversely affected if we are unable to expand in a timely and profitable manner.  To continue to grow, we must open new restaurants on a timely and profitable basis.  We may experience delays in restaurant openings which could materially adversely affect our business, financial condition, operating results and cash flows.  Our ability to expand successfully depends upon a number of factors, some of which are beyond our control, including:

•                                          identification and availability of suitable restaurant sites;

•                                          competition for restaurant sites;

•                                          management of construction and development costs of new restaurants;

•                                          availability of financing for the purchase or lease of restaurant and brewing equipment and leasehold improvements;

•                                          securing required governmental approvals, licenses and permits;

•                                          recruitment of qualified operating personnel, particularly general managers and kitchen managers; and

•                                          competition in new markets.

In addition, we contemplate entering geographic markets in which we have no operating experience.  These new markets may have demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns different than those present in our existing markets, which may cause our new restaurants to be less successful than our existing restaurants.

Unanticipated costs or delays in the development or construction of our restaurants could prevent our timely and cost-effective opening of new restaurants.  Our developer depends upon contractors for the construction of our restaurants.  After construction, we invest heavily in leasehold improvements for completion of our restaurants.  Many factors could adversely affect the cost and time associated with our development of restaurants, including:

•                                          labor disputes;

•                                          shortages of materials and skilled labor;

•                                          adverse weather;

•                                          unforeseen construction problems;

•                                          environmental problems;

•                                          zoning problems;

•                                          federal, state and local government regulations;

•                                          modifications in design; and

•                                          other unanticipated increases in costs.

Any of these factors could give rise to delays or cost overruns which may prevent us from developing additional restaurants within anticipated budgets and expected development schedules.  Any such failure could have a material adverse effect on our business, financial condition, operating results and cash flows.

We may be unable to fund our significant future capital needs in the long term and we may need additional funds sooner than anticipated.  To finance our expansion plans, we require funds for capital expenditures, pre-opening costs and to offset negative cash flow related to new restaurant openings.  We may not be able to obtain the future financing we need for expansion on acceptable terms.  If we do not generate sufficient cash flow from current operations or if financing is not available to us, we will have to curtail projected growth, which could materially adversely affect our business, financial condition, operating results and cash flows.  We may raise future capital through the issuance of our securities.  Depending upon the price at which we issue securities to fund expansion, your holdings may be diluted.  Specifically, our future expansion may be delayed or curtailed:

•                                          if future cash flows from operations fail to meet our expectations;

•                                          if costs and capital expenditures for new restaurant development exceed anticipated amounts;

•                                          if we incur unanticipated expenditures related to our operations;

•                                          if we are unable to obtain acceptable equipment financing of restaurants; or

•                                          if we are required to reduce prices to respond to competitive pressures.

Our operations depend upon governmental licenses or permits and we may face liability under dram shop statutes. Our business depends upon obtaining and maintaining required food service, liquor and brewing licenses for each of our restaurants.  If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations.  We must comply with federal licensing requirements imposed by the United States Department of Treasury, Alcohol and Tobacco Tax and Trade Bureau, as well as licensing requirements of states and municipalities where we operate restaurants.  Failure to comply with federal, state or local regulations could cause our licenses to be revoked or force us to cease brewing and selling our beer.  Typically, licenses must be renewed annually and may be revoked and suspended for cause at any time.  State liquor and brewing laws may prevent or impede our expansion into certain markets.  Although we have not experienced, and do not anticipate, any significant problems in obtaining required licenses, permits or approvals, any delays or failures to obtain required licenses, permits or approvals could delay or prevent our expansion in a particular area.  In addition, our sale of alcoholic beverages subjects us to “dram shop” statutes in some states.  These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person.  If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results and cash flows could be materially and adversely affected.

Health concerns or negative publicity regarding our restaurants or food products could affect consumer preferences and could negatively impact our results of operations.  Like other restaurant chains, consumer preferences could be affected by health concerns or negative publicity concerning food quality, illness and injury generally, such as negative publicity concerning E. coli, “mad cow” or “foot-and-mouth” disease, publication of government or industry findings concerning food products served by us, or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants.  This negative publicity may adversely affect demand for our food and could result in a decrease in customer traffic to our restaurants.  A decrease in customer traffic to our restaurants as a result of these health concerns or negative publicity could materially harm our business.

Compliance with changing regulation of corporate governance, public disclosure and financial accounting standards may result in additional expenses and affect our reported results of operations.  Keeping informed of, and in compliance with, changing laws, regulations and standards relating to corporate governance, public disclosure and accounting standards, including the Sarbanes-Oxley Act, as well as new and proposed SEC regulations, NASDAQ Stock Market rules and accounting standards, has required an increased amount of management attention and external resources.  Compliance with such requirements may result in increased general and administrative expenses and an increased allocation of management time and attention to compliance activities.  Additionally, changes to existing rules or current practices may adversely affect our reported financial results.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.  As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies to include a report of management on internal control over financial reporting in their annual reports, including Annual Reports on Form 10-KSB, which we file.  In addition, the independent registered public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting as well as the operating effectiveness of the company’s internal controls over financial reporting.  We do not expect to be subject to these requirements for fiscal year 2005.  We are evaluating our internal controls over financial reporting in order to allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls, as a required part of our annual report, beginning with our annual report for fiscal year 2006.

While we expect to expend significant resources during fiscal years 2005 and 2006 in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we will not comply with all of the requirements imposed thereby.  At present, there is no precedent available with which to measure compliance adequacy.  Accordingly, there can be no assurance that we will not receive an adverse report on our assessment of our internal controls over financial reporting and/or the operating effectiveness of our internal controls over financial reporting from our independent registered public accounting firm.

In the event we identify significant deficiencies or material weaknesses in our internal controls over financial reporting that we cannot remediate in a timely manner or we receive an adverse report from our independent registered public accounting firm with respect to our internal controls over financial reporting, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.

In addition to the above, in the event that our independent registered public accounting firm is unable to rely on our internal controls over financial reporting in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we could receive a qualified or adverse audit opinion on those financial statements.  In that event, the market for our common stock could be adversely affected.  In addition, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.

Because the value of our business depends primarily upon intangible assets, such as our business concept and development strategy, the value of your investment could decrease significantly in the event of liquidation.  Because we do not own the real estate at any of our existing locations, we only own the building at one existing location, we lease much of the equipment we use, and we do not plan to own the real estate or buildings in which our future restaurants will be located, our tangible assets mainly consist of inventory.  Until we establish a history of earnings, the value of our business that could be realized upon liquidation is comprised of intangible assets, including our business concept, development strategy, intellectual property, trademarks, goodwill and employee know-how.  If our business is not successful, the value of our intangible assets could decrease significantly.  The value of your investment could decrease as a result.

Increases in state or federal minimum wage or required benefits could negatively impact our operating results.  Various federal and state labor laws govern our relationship with our employees, including such matters as minimum wage requirements, overtime and working conditions.  There have been recent increases in the federal and some state minimum wage requirements, and there may be additional increases in the future.  A substantial majority of employees working in our restaurants receive salaries equal to the applicable minimum wage, and future increases in the minimum wage will increase our operating expenses.  In addition, some states have periodically proposed laws that would require companies such as ours to provide health benefits to all employees.  Additional governmental mandates such as an increased minimum wage, an increase in paid leaves of absence, extensions of health benefits or increased tax reporting and payment requirements for employees who receive gratuities, could negatively impact our operating results.

Limitations in our insurance coverage could adversely affect our operations in certain circumstances.  We have comprehensive insurance, including workers’ compensation, general liability, fire and extended coverage and property insurance.  However, there are certain types of losses which may be uninsurable or not economically insurable.  Such hazards may include earthquake, hurricane, flood losses and employee practices.  If such a loss should occur, we would, to the extent that we are not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties.  Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages as to which we may be liable could adversely affect our ability to continue to conduct our business, to expand our operations or to develop additional restaurants.  We cannot assure you that any insurance coverage we maintain will be adequate, that we can continue to obtain and maintain such insurance at all, or that the premium costs will not rise to an extent that they adversely affect us or our ability to economically obtain or maintain such insurance.

Risks Related to our Securities

Fluctuations in our operating results may decrease the price of our securities.  Our operating results may fluctuate significantly because of several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions.  Consequently, our operating results may fall below the expectations of public market analysts and investors for any given reporting period.  In that event, the price of our securities would likely decrease.

Our existing shareholders have significant control which could reduce your ability to receive a premium for your shares through a change in control.  As of October 31, 2005, our directors and executive officers, as a group, beneficially owned approximately 3,509,973 shares or 24.9% of our common stock.  As a result, they are able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support.  These transactions might include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our common stock.  As a result, this concentration of ownership could depress our stock price.

If we do not maintain our NASDAQ listing, you may have difficulty reselling our securities.  We will need to maintain certain financial and corporate governance qualifications to keep our securities listed on the NASDAQ Capital Market.  We cannot assure you that we will at all times meet the criteria for continued listing.  If we fail to maintain such qualifications, including a minimum bid price for our common stock of $1.00, our securities may be delisted.  In the event of delisting, trading, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board.  In addition, our securities could become subject to the SEC’s “penny stock rules.”  These rules would impose additional requirements on broker-dealers who effect trades in our securities, other than trades with their established customers and accredited investors.  Consequently, the delisting of our securities and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our securities, which may adversely affect your ability to resell our securities.  If any of these events take place, you may not be able to sell as many securities as you desire, you may experience delays in the execution of your transactions and our securities may trade at a lower market price than they otherwise would.

Special note regarding our forward-looking statements.  This prospectus and the documents incorporated herein by reference contain various forward-looking statements within the meaning of Section 21E of the Exchange Act.  Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.  When used in this prospectus and the documents incorporated herein by reference, the words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates” and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated.  Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth herein under the caption Risk Factors.  Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements.  Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us.  We caution you to keep in mind the cautions and risks described herein and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders.  Unless otherwise noted, the shares listed below represent the shares that each selling shareholder beneficially owned on October 31, 2005.  Percentage of outstanding shares beneficially owned is based on 12,811,739 shares of common stock issued and outstanding.

Name and Address of Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)				Number of Shares Being	Shares Beneficially Owned After Offering(1)
	Number(2)		Percent		Offered(2)	Number	Percent

Solstice Investment Partners
975 South Eliseo Drive, Suite #4 Greenbrae, CA 94904	391,761	(3)	3.1		130,800	260,961	2.0

Smith Barney cust for Gary Winston IRA Rollover
110 Deer Hollow Road San Anselmo, CA 94960	150,082	(4)	1.2		74,742	75,340		*

Gary Winston Separate Property Account
110 Deer Hollow Road San Anselmo, CA 94960	65,933	(5)		*	24,913	41,020		*

Jolene Winston Separate Property Account
110 Deer Hollow Road San Anselmo, CA 94960	24,913			*	24,913	0	0

Yolande Jurzykowski Rev Tr DTD 03/28/2001, Yolande L. Jurzykowski, TTEE
4 Sherman Avenue Fairfax, CA 94930	251,600	(6)	2.0		124,570	127,030	1.0

Michael J. Kennedy & Noreen M. Kennedy 2004 Revocable Living Trust Dtd 05/03/2004, Michael J. Kennedy TTEE
55 Quisisana Drive Kentfield, CA 94904	249,142		1.9		249,142	0	0

Isaac Goff and Renee Goff Rev Intervivos Tr DTD 04/29/1992, Isaac Goff and Renee Goff TTEES
P.O. Box 544 Fairfax, CA 94978	62,284			*	62,284	0	0

Solstice Capital Management LLC
110 Deer Hollow Road San Anselmo, CA 94960	77,328	(7)		*	37,370	39,958		*

Merrill Lynch cust. for the benefit of John McGeough IRA
Merrill Lynch
P.O. Box 311 Ross, CA 94957	24,913			*	24,913	0	0

Christianna Seidel Sep. Prop. Tr. U/A 11/05/1999 Christianna E. Seidel, Trustee
30 Reedland Woods Way Tiburon, CA 94920	12,456			*	12,456	0	0

Name and Address of Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)				Number of Shares Being	Shares Beneficially Owned After Offering(1)
	Number(2)		Percent		Offered(2)	Number		Percent

Merrill Lynch cust. for the benefit of Joseph Gil IRA Merrill Lynch
61 Spindrift Passage Corte Madera, CA 94925	14,600	(8)		*	6,228	8,372			*

David F. Bellet - Trustee PSP-Pershing LLC as Custodian FBO David F. Bellet
Pershing, L.L.C. Limited Partnerships, 7th Floor One Pershing Plaza Jersey City, NJ 07399	111,837	(9)		*	49,827	62,010			*

Q Capital Investment Partners, L.P. c/o Q Capital Advisory
1 Executive Drive, Ste 215 Fort Lee, NJ 07024	124,570		1.0		124,570	0		0

Straus Partners LP
c/o Straus Asset Management 605 Third Avenue, Suite 3405 New York, NY 10165	68,514			*	68,514	0		0

Straus-GEPT Partners LP
c/o Straus Asset Managment 605 Third Avenue, Suite 3405 New York, NY 10165	56,056			*	56,056	0		0

Whitebox Intermarket Partners, L. P.
c/o Gary Kohler or Jonathan Wood 3033 Excelsior Blvd., Ste 300 Minneapolis, MN 55416	805,557	(10)	6.2		99,656	705,901	(11)	5.4

Sharpe 4 Deep Value Fund, LP
c/o Mitchell Friedman 21 Tamal Vista Blvd., #204 Corte Madera, CA 94925	12,456			*	12,456	0		0

Wedbush Morgan Securities Cust for Jeffrey Paul Peterson IRA Rollover
4354 Harriet Avenue South Minneapolis, MN 55409	12,456			*	12,456	0		0

Wedbush Morgan Securities Cust for John L. Flood IRA
5540 Maple Heights Rd Greenwood, MN 55331	18,685			*	18,685	0		0

Craig-Hallum Capital Group LLC 401K DID 5/30/02 A/C John L. Flood
5540 Maple Heights Rd Greenwood, MN 55331	6,228			*	6,228	0		0

Burguete Investment Partner LP
435 Martin Street, Ste 390 Blaine, WA 98230	80,000	(12)		*	60,000	20,000	(13)		*

Craig-Hallum Partners LP
222 South Ninth Street, Ste 350 Minneapolis, MN 55402	89,827	(14)		*	49,827	40,000	(13)		*

Name and Address of Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)				Number of Shares Being		Shares Beneficially Owned After Offering(1)
	Number(2)		Percent		Offered(2)		Number		Percent

Craig-Hallum Capital Group LLC
222 South Ninth Street, Suite 350, Minneapolis, MN 55402	102,662	(13)		*	55,436	(13)	47,226	(13)		*

*	Represents less than one percent.

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of October 31, 2005.

(2)

Except as otherwise noted, the shares reported in this column represent those issued in our October 2005 private placement, namely shares of common stock and warrants to purchase a number of shares of common stock equal to 20% of such shares.

(3)

Represents 369,961 shares and 21,800 shares purchasable pursuant to the exercise of warrants. These securities are beneficially owned directly by Solstice Investment Partners (the “Partnership”) for the benefit of its investors. The Partnership’s general partner is Solstice Capital Management, LLC (“Solstice”). Solstice’s manager, controlling owner and portfolio manager is Gary M. Winston. As such, Solstice and Mr. Winston have voting and investment power over such securities and are deemed to also indirectly beneficially own them under Rule 13d-3(a) of the Exchange Act.

(4)	Represents 137,625 shares and 12,457 shares purchasable pursuant to the exercise of warrants.

(5)

Represents 61,781 shares and 4,152 shares purchasable pursuant to the exercise of warrants. These securities include shares held in custodial accounts for Mr. Winston’s children over which Mr. Winston has voting and investment power. As such, he is deemed indirectly to beneficially own such securities under Rule 13d-3(a) of the Exchange Act.

(6)

Represents 230,839 shares and 20,761 shares purchasable pursuant to the exercise of warrants. These securities are held in an investment advisory account managed by Solstice. As such, Solstice and Mr. Winston have voting and/or investment power over such securities and are deemed also indirectly to beneficially own them under Rule 13d-3(a) of the Exchange Act.

(7)

Represents 71,100 shares and 6,228 shares purchasable pursuant to the exercise of warrants. These securities include 38,370 shares beneficially owned directly by Solstice and indirectly by Mr. Winston as its manager and controlling owner. These securities also include 38,958 shares held in investment advisory accounts managed by Solstice. As such, Solstice and Mr. Winston have voting and/or investment power over such securities and are deemed also indirectly to beneficially own them under Rule 13d-3(a) of the Exchange Act.

(8)	Represents 13,562 shares and 1,038 shares purchasable pursuant to the exercise of warrants.

(9)	Represents 103,533 shares and 8,304 shares purchasable pursuant to the exercise of warrants.

(10)	Represents 604,333 shares and 201,224 shares purchasable pursuant to the exercise of warrants.

(11)	Represents 521,286 shares and 184,615 shares purchasable pursuant to the exercise of warrants.

(12)	Represents 50,000 shares and 30,000 shares purchasable pursuant to the exercise of warrants.

(13)	Represents shares purchasable pursuant to the exercise of warrants.

(14)	Represents 41,523 shares and 48,304 shares purchasable pursuant to the exercise of warrants.

Sales to Selling Shareholders

During the fourth quarter of 2005, we entered into a securities purchase agreement with accredited investors for the sale of approximately $5.34 million of common stock and warrants.  Pursuant to such agreement, we sold 1,108,844 shares of common stock at an offering price of $4.8165 per share.  Craig-Hallum Capital Group LLC served as our placement agent.  We also sold five-year warrants to purchase an aggregate of 221,762 shares of common stock at an exercise price of $6.50 per share, subject to certain anti-dilution adjustments.  In connection with such placement, we issued our agent a warrant to purchase 55,436 shares of common stock at an exercise price of $6.50 per share, subject to certain anti-dilution adjustments, and paid our agent a cash commission of approximately $267,000.  This registration covers all of the shares of common stock issued and issuable in such private placement, all of the shares of common stock issuable upon exercise of the investor warrants and all of the shares of common stock issuable upon exercise of the agent warrant.

Relationships with Selling Shareholders

Whitebox Intermarket Partners, L.P. purchased 83,047 shares and warrants for the purchase of 16,609 shares for total consideration of approximately $400,000.  Whitebox Intermarket Partners is a beneficial owner of more than 5% of our common stock.

Registration Rights of Selling Shareholders

In connection with the securities purchase agreement, we entered into a registration rights agreement with the investors whereby we agreed to prepare and file with the SEC registration statements covering the resale of all registrable securities on a continuous basis pursuant to a “shelf” registration statement, and to use our best efforts to keep the registration statement effective until the earlier of the fifth anniversary after its effective date or the date on which all of such securities have been sold or may be sold by the holders pursuant to SEC Rule 144(k).  Such registration statement(s) will be at the expense of our company.  If a registration statement is not filed on or before its filing date, or a registration statement is not declared effective on or prior to a required effectiveness date, or after its effective date, a registration statement ceases to be effective for more than an aggregate of 20 trading days in any 12-month period, we have agreed to pay each holder an amount as liquidated damages equal to 1.0% of the aggregate investment amount then held by the holder of the shares purchased pursuant to the securities purchase agreement and on each monthly anniversary of our failure to effect such registration.

We have also agreed to customary provisions with respect to the indemnification of investors, their officers, directors, agents, investment advisors, partners, members and employees and controlling persons against losses and expenses incurred or arising out of untrue or alleged untrue statements of material fact in any registration statement or prospectus, and the holders have agreed to indemnify our company, directors, officers, agents, employees and controlling persons against losses arising out of an investor’s failure to comply with prospectus delivery requirements or any untrue statement of material fact in any registration statement or prospectus furnished by an investor in writing for use therein.  We and our private placement agents have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  Indemnification of our officers, directors and employees is also provided pursuant to Minnesota statute, our articles and our bylaws.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.

USE OF PROCEEDS

All of the net proceeds from the sale of the shares will go to the selling shareholders.  Accordingly, we will not receive any proceeds from the sale of the shares.  We will receive the exercise price of the warrants held by the selling shareholders, if any, if and when such warrants are exercised, assuming the exercise price of such warrants is paid in cash.  If we realize proceeds from the exercise of all of the warrants, assuming they are exercised entirely for cash, the net proceeds to us would be approximately $1.8 million.  We expect to use the proceeds of any such warrant exercises for general working capital purposes.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          to cover short sales made after the date that this registration statement is declared effective by the SEC;

•                                          broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon the company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the company being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholder and/or the purchasers.  Each selling shareholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The company has advised each selling shareholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC.  If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock.  The company and the selling shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  If the selling shareholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

For purposes of this offering, Briggs and Morgan, Professional Association, is giving its opinion on the validity of the shares.

EXPERTS

The financial statements as of December 28, 2003, and December 28, 2004, and for each of the years then ended, incorporated by reference in this prospectus, have been audited by Schechter Dokken Kanter Andrews & Selcer Ltd., independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

LIMITATION OF LIABILITY AND INDEMNIFICATION

As permitted by Section 302A.251 of the Minnesota Statutes, Article 9 of our Articles of Incorporation, as amended, provides that we will indemnify and may, in the discretion of our board of directors, insure our current and former directors, officers and employees in the manner and to the fullest extent permitted by law.  Section 6.1 of our By-laws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons:  (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

1,386,042 Shares

Granite City Food & Brewery Ltd.

Common Stock

PROSPECTUS

            , 2005

You should rely on the information contained in this document or that to which we have referred you.  We have not authorized anyone to provide you with information that is different.  You should not assume that the information in this document is accurate as of any date other than the date on the front of this document.  This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Available Information
Incorporation of Certain Documents by Reference
Prospectus Summary
Risk Factors
Selling Shareholders
Use of Proceeds
Plan of Distribution
Legal Matters
Experts
Limitation and Liability and Indemnification

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with this offering.  All amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$860
Legal fees and expenses	15,000
Accounting fees and expenses	5,000
Blue sky and related fees and expenses	5,000
Miscellaneous (including listing fees)	19,140
Total	$45,000

Each selling shareholder will be responsible for any underwriting discounts, brokerage fees or commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the shares being registered and for any legal, accounting and other expenses incurred by such selling shareholder.

Item 15.  Indemnification of Directors and Officers.

The registrant is governed by Minnesota Statutes Chapter 302A.  Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorney’s fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

As permitted by Section 302A.251 of the Minnesota Statutes, Article 9 of the articles of incorporation of the registrant provides that the registrant shall indemnify and may, in the discretion of the board of directors, insure current and former directors, officers and employees of the registrant in the manner and to the fullest extent permitted by law.  Section 6.1 of the by-laws of the registrant provides that the registrant shall indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons:  (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees of the registrant.

The registrant and the selling shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  The registrant and its private placement agents have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

See “Exhibit Index.”

Item 17.  Undertakings.

The small business issuer will:

(1)                                  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)                                     Include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)                                  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               Include any additional or changed material information on the plan of distribution.

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

(2)                                  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)                                  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 17, 2005.

Granite City Food & Brewery Ltd.

By	/s/ Steven J. Wagenheim
Steven J. Wagenheim
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Steven J. Wagenheim and Daniel H. Bauer, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the dates and in the capacities indicated.

Signature	Title	Date

/s/ Steven J. Wagenheim	President, Chief Executive Officer and	November 17,
Steven J. Wagenheim	Director (Principal Executive Officer)	2005

/s/ Daniel H. Bauer	Chief Financial Officer (Principal	November 17,
Daniel H. Bauer	Financial Officer and Principal	2005
	Accounting Officer)

/s/ William E. Burdick	Director	November 17,
William E. Burdick		2005

/s/ James G. Gilbertson	Director	November 17,
James G. Gilbertson		2005

/s/ Eugene E. McGowan	Director	November 17,
Eugene E. McGowan		2005

/s/ Arthur E. Pew III	Director	November 17,
Arthur E. Pew III		2005

/s/ Dermot F. Rowland	Director	November 17,
Dermot F. Rowland		2005

/s/ Bruce H. Senske	Director	November 17,
Bruce H. Senske		2005

EXHIBIT INDEX

Exhibit umber	Description

4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 13, 2002 (File No. 000-29643)).
4.2	By-laws of the Registrant (incorporated by reference to our Annual Report on Form 10-KSB, filed on March 24, 2005 (File No. 000-29643)).
4.3	Specimen common stock certificate (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 000-29643)).
4.4	Specimen unit certificate (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 000-29643)).
4.5	Form of Warrant Agreement (incorporated by reference to our Registration Statement on Form SB-2/A, filed on May 15, 2000 (File No. 333-93459)).
4.6	Amendment No. 1 to Warrant Agreement (including specimen Class A Warrant certificate) (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 000-29643)).
5	Opinion of Briggs and Morgan, Professional Association.
10

Securities Purchase Agreement between the Registrant and the Investors named as signatories thereto, dated October 21, 2005 (incorporated by reference to our Current Report on Form 8-K, filed on October 21, 2005 (File No. 000-29643)).

23.1	Consent of Briggs and Morgan, Professional Association (filed as part of Exhibit 5).
23.2	Consent of Independent Registered Public Accounting Firm.
24	Power of Attorney (included on Signature page).